EXHIBIT 5.1

One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com

June 25, 2014

NeuroMetrix, Inc.
62 Fourth Avenue
Waltham, Massachusetts 02451

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Prospectus Supplement, dated June 24, 2014 (the “Prospectus Supplement”), to a Registration Statement on Form S-3, Registration No. 333-186855 (the “Registration Statement”), filed by NeuroMetrix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to (A) the offer and sale of (i) up to an aggregate of 664,600 shares (the “Common Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and (ii) up to an aggregate of 2,621.859 shares (the “Preferred Shares” and together with the Common Shares, the “Shares”) of Series A-3 Convertible Preferred Stock, par value $0.001 per share (the “Series A-3 Preferred Stock”) and (B) 3,921,569 shares of the Company’s Common Stock issuable upon conversion of the Series A-3 Preferred Stock (the “Conversion Shares”). The Series A-3 Preferred Stock is being offered and sold pursuant to a Securities Purchase Agreement dated June 24, 2014, between the Company and the investor named therein (the “Securities Purchase Agreement”), which is filed as an exhibit to the Form 8-K with which this opinion is filed. The Common Shares and Conversion Shares also include share purchase rights (the “Share Purchase Rights”) under the Company’s Shareholder Rights Agreement dated March 7, 2007, as amended, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Shareholder Rights Agreement”) that may be issued at a future date in accordance with the terms of the Shareholder Rights Agreement.

In connection with this opinion, we have examined the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, both as currently in effect; the Shareholder Rights Agreement; the minutes of all pertinent meetings of the directors of the Company relating to the Registration Statement, the Securities Purchase Agreement, the Prospectus Supplement and the transactions contemplated thereby; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; the Prospectus Supplement; and the Registration Statement and the exhibits thereto.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Boston | London | Los Angeles | New York | San Diego | San Francisco | Stamford | Washington

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

June 25, 2014

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that (i) the Shares, when issued and delivered by the Company against payment therefor, will be duly and validly issued, fully paid and non-assessable; (ii) the Conversion Shares, when issued and delivered by the Company upon conversion of the Preferred Shares, will be duly and validly issued, fully paid and non-assessable; and (iii) the Share Purchase Rights will be duly and validly issued.

In rendering our opinion regarding the Share Purchase Rights, we have assumed that the Board of Directors of the Company has acted and will act in accordance with its fiduciary duties with respect to the administration of the Shareholder Rights Agreement and the issuance of the Share Purchase Rights thereunder. In connection with the foregoing, our opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Share Purchase Rights at some future time. Further, our opinion addresses the Shareholder Rights Agreement and the Share Purchase Rights in their entirety and not any particular provision of them, and it is not settled whether the invalidity of any particular provision would invalidate the Share Purchase Rights in their entirety.

Our opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the United States Federal Laws, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the state laws of the State of Delaware.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon statutes, rules, regulations and judicial decisions existing on the date hereof, and we disclaim any obligation to advise you of any change in any of these sources of law or legal or factual developments after the date hereof which might affect any matters or opinions set forth herein.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

June 25, 2014

We understand that you wish to file this opinion with the Commission as an exhibit to a Current Report on Form 8-K and the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the Prospectus Supplement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.